EXHIBIT 10.2




News Release                                               For Immediate Release
                                                                  March 18, 1998


              For more information, please contact: Irwin Kaufman (702) 242-8281

                Proposed Combination With Omimex Resources, Inc.

Santa Maria, California: Saba Petroleum Company (AMEX:SAB) and Omimex Resources, Inc., a privately held Fort Worth oil and gas company, jointly announced that they had entered into a preliminary agreement to combine the two companies. Saba's assets in California will be excluded from the combination and will be incorporated for the benefit of the existing Saba shareholders.

         Omimex and Saba own joint oil and gas interests in Colombia and Michigan with Omimex being operator of these interests. Omimex also owns oil and gas assets in the midcontinent and Rocky Mountain region of the U.S. and in Canada. In addition, it holds significant exploration acreage in Colombia. Saba also owns oil and gas assets in the midcontinent and Gulf Coast regions of the U.S. and in Canada. In addition, it holds significant exploration blocks in Indonesia and the United Kingdom.

         The division of shares in the combined company, which will operate under the name Omimex, will be based upon the respective net asset values of the companies. It is expected that the assets and revenues of the combined company will be approximately double that of Saba. It is intended that the combined company will be a publicly traded corporation. The Management of Omimex will assume management of the combined companies.

         Consummation of the transaction is subject to a number of conditions, including negotiation of definitive agreements, agreement on structure of the combination, approval of Saba's Board and shareholders, regulatory approvals, completion of due diligence and receipt of favorable legal opinions. Closing of the transaction is expected to take approximately three months.

         Ilyas Chaudhary, Chairman and Chief Executive Officer of Saba, stated that "The proposed combination with Omimex brings to the combined companies the considerable talents of both the Omimex staff and those of Saba's midcontinent operations group. In addition, it dramatically increases the size of both companies and proportionately reduces the debt burden on the combined companies. The exclusion of the California assets will permit the shareholders of Saba to capture the values inherent in this asset base in addition to owning shares in a company significantly larger than Saba. Saba's California staff will be able to focus its attention on our California based assets, while Omimex will be able to focus on our other assets."

         Naresh Vashisht, Chairman and Chief Executive Officer of Omimex, stated that he "is excited about the combination because the increase in size that will result from the combination of the two companies, will, in addition to providing for a timely development of the substantial non-producing reserves of the combined companies, and also permit Omimex to participate in the potentially large exploration prospects which exist in the two companies in Colombia, Indonesia, and the United Kingdom."

         Saba Petroleum Company is an independent energy company with oil and gas production and development activities in North America and Colombia. In the United States, the Company's primary areas of activity are California, Louisiana and New Mexico. The Company also has large land positions and exploration options on exploratory projects in the U.S.A., Indonesia and the United Kingdom.


                Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-KSB and in the Company's other filings with the Securities and Exchange Commission.